Prospectus Supplement No. 2 (to prospectus dated March 22, 2022)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-261363

Up to 22,223,858 Shares of Common Stock

Up to 6,317,057 Shares of Common Stock Issuable Upon

Exercise of the Warrants

Up to 2,533,333 Private Warrants

This prospectus supplement no. 2 is being filed to update and supplement the prospectus dated March 22, 2022 (the “Prospectus”) related to (1) the issuance by us of up to 6,317,057 shares of our common stock, par value $0.0001 per share (“Common Stock”) that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the public warrants and the Private Warrants (as defined in the Prospectus); and (2) the offer and sale, from time to time, by the Selling Securityholders (as defined in the Prospectus) identified in the Prospectus, or their permitted transferees, of (a) up to 22,223,858 shares of Common Stock and (b) up to 2,533,333 Private Warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 4, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Any document, exhibit or information contained in the Current Report that has been deemed furnished and not filed in accordance with Securities and Exchange Commission rules shall not be included in this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and any prior amendments or supplements thereto and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and our Public Warrants are listed on the Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”), under the symbols “DCGO” and “DCGOW,” respectively. On April 1, 2022, the closing price of our Common Stock was $8.69 and the closing price for our Public Warrants was $2.1207.

Investing in our securities involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 17 of the Prospectus and any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 4, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2022

DOCGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39618	85-2515483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 West 35th Street, Floor 6, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

(844) 443-6246

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	DCGO	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share	DCGOW	The Nasdaq Stock Market LLC

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2022, Chris Fillo, a member of the Board of Directors of DocGo Inc. (the “Company”), informed the Company of his decision to resign from the Board of Directors of the Company, effective April 1, 2022. The size of the Board has been reduced to six directors, effective immediately upon the resignation. Mr. Fillo’s decision to resign from the Board of Directors was not the result of any disagreement relating to the Company’s operations, policies or practices. The Company thanks Mr. Fillo for his commitment and service to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCGO INC.

By:	/s/ Andre Oberholzer
	Name:	Andre Oberholzer
	Title:	Chief Financial Officer

Date: April 4, 2022

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